LEGG MASON PARTNERS INCOME FUNDS

Certificate of Amendment

November 16, 2006

The undersigned, being the Assistant Secretary of Legg Mason Partners Income Funds, a trust with transferable shares of the type commonly called a Massachusetts business trust (the “Trust”), does hereby certify that, in accordance with the authority conferred upon the Trustees of the Trust by the Trust’s First Amended and Restated Master Trust Agreement (together with any amendments thereto, the “Declaration of Trust”), that by action of the Trustees of the Trust then in office at a meeting duly called and held on June 22, 2006, in connection with the re-designation of “Class Y shares” as “Class I shares” for each series of shares of beneficial interests of the Trust for which “Class Y shares” had been established, the first paragraph of Article IV, Section 4.2 of the Declaration of Trust is hereby amended to read, in pertinent part, as follows:

“Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trusts and classes thereof: “Legg Mason Partners Capital and Income Fund,” “Legg Mason Partners Convertible Fund” and “Legg Mason Partners Dividend and Income Fund” which shall consist of five classes of shares designated as Class A, Class B, Class C, Class O and Class I shares; “Legg Mason Partners Diversified Strategic Income Fund,” “Legg Mason Partners High Income Fund,” and “Legg Mason Partners Municipal High Income Fund” which shall consist of four classes of shares designated as Class A, Class B, Class C and Class I shares; “Legg Mason Partners Core Bond Fund” which shall consist of five classes of shares designated as Class A, Class B, Class C, Class I and Class R shares; and “Legg Mason Partners Exchange Reserve Fund” which shall consist of two classes of shares designated as Class B and Class C shares. The Shares of such Sub-Trusts and classes thereof and any shares of any further Sub-Trusts or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:”

This Amendment shall be effective as of November 20, 2006 at 9:00 a.m. EDT.

IN WITNESS WHEREOF, the undersigned has set his hand as of the date first set forth above.

/s/ Thomas M. Mandia
Thomas M. Mandia
Assistant Secretary